Exhibit 10.3

2012 Genworth Financial, Inc. Omnibus Incentive Plan

Cash Retention Award Agreement

Dear [Participant Name]:

This Award Agreement and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Cash-Based Award (the “Award”) and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted an Award under the Plan, effective as of [ ], 2018 (the “Grant Date”). The Award entitles you to receive from Genworth Financial, Inc (together with its affiliates) (the “Company”) an aggregate amount in cash equal to $[ ], payable in three equal annual installments, all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee of the Genworth Financial, Inc. Board of Directors (the “Committee”).

2.	Vesting and Payment Dates: The Award shall not provide you with any rights or interests therein until the Award vests. Unless vesting is accelerated as provided in Section 3 herein or otherwise in the discretion of the Committee as permitted under the Plan, one-third of the Award will vest on each of the first, second and third anniversaries of March 15, 2018 (each, a “Vesting Date”), and the vested portion will be paid within 30 days of the Vesting Date, provided you have continued in the service of the Company through such Vesting Date.

3.	Treatment of Award Upon Termination of Employment and Other Events. If your service with the Company terminates for any reason other than as set forth below, and you and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the Award shall immediately expire upon such termination.

a.	Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then the Award shall immediately vest and become payable on the regularly scheduled Vesting Date.

b.	Termination for Total Disability. If you remain employed by the Company through the (1) year anniversary of the Grant Date and thereafter your service with the Company terminates as a result of your Disability, then the Award shall immediately vest and become payable on the regularly scheduled Vesting Date. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

4.	Restrictive Covenants. As a condition to receiving payment of the Award, you agree to the following:

a.	Non-Disparagement. Subject to any obligations you may have under applicable law, you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its Affiliates, agents, officers, directors or employees. Nothing in this section shall limit a Participant’s ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

b.	Non-Solicitation of Customers or Clients. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company and its Affiliates, directly or indirectly, solicit or contact any of the customers or clients of the Company with whom the you had material contact during your employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

c.	Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company and its Affiliates, directly or indirectly, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

5.	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount in cash sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

6.	Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of this Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Award, your right to the Award shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

7.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

8.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

9.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

10.	Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to this Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

11.	Compensation Recoupment Policy. Notwithstanding Section 10 above, this Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

12.	Agreement to Participate.

You have been provided with this Award Agreement, and you have the opportunity to accept this Award Agreement, by accessing and following the procedures set forth on the stock plan administrator’s website. The Plan is available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan at any time by contacting Human Resources at the address or telephone number set forth below in Section 11(a). By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Units and/or Shares issued pursuant to the Plan and this Award Agreement.

If you do not wish to accept the Units and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement

13.	Assistance in Proceedings, Etc. You agree that you will, without additional compensation, during and after your employment with the Company, upon reasonable notice, furnish such information and reasonable and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its Affiliates.

14.	Cooperation. Following termination of your employment with the Company for any reason, you agree that you will reasonably cooperate with the Company, as reasonably requested by the Company, to effect a transition of your responsibilities and to ensure that the Company is aware of all matters being handled by you.

15.	Resolve. Any disagreement between you and the Company concerning anything covered by this Award Agreement or concerning the Award will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Award Agreement.

Please refer any questions you may have regarding this Award to the Executive Vice President – Human Resources.

ACCEPTANCE DATE:

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